Sotheby's Holdings Inc.
Transaction Schedule
From 02-15-03 To 03-18-03

                        Exec.
Date      Account ID    Activity       Quantity     Price      Exchange
--------  ------------  ----------     ---------    -----      --------

2/18/03   bcm           sl              2,500       8.2500     NYSE
2/21/03   bamco         sl              2,000       8.2450     NYSE
2/21/03   bamco         sl             15,000       8.2413     NYSE
2/21/03   bamco         sl              8,000       8.2400     NYSE
2/28/03   bamco         sl              2,400       8.3967     NYSE
2/28/03   bamco         sl              2,700       8.4419     NYSE
3/03/03   bcm           sl                700       8.4000     NYSE
3/03/03   bcm           sl                400       8.4000     NYSE
3/18/03   bamco         sl          5,826,700       8.8000     OTC*
3/18/03   bcm           sl            173,300       8.8000     OTC*



* Sales sold through Goldman Sachs in a a private transaction